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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 15, 2005


                           J. C. PENNEY COMPANY, INC.
             (Exact name of registrant as specified in its charter)


  Delaware                          1-15274                        26-0037077
(State or other jurisdiction    (Commission File No.)         (I.R.S. Employer
   of incorporation )                                        Identification No.)


6501 Legacy Drive
Plano, Texas                                                         75024-3698

(Address of principal executive offices)                             (Zip code)




Registrant's telephone number, including area code:  (972) 431-1000


==============================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Results of Operations and Financial Condition.

     J. C. Penney Company, Inc. issued a news release on November 15, 2005, announcing its third quarter results of operations and financial condition. This information is attached as Exhibit 99.1.

     The news release referred to above contains the non-GAAP financial measure of free cash flow. Although it is not a generally accepted accounting principle
(GAAP) measure, it is derived from components of the Company's consolidated GAAP cash flow statement. Free cash flow from continuing operations is defined as cash provided by operating activities less dividends and capital expenditures, net of proceeds from the sale of assets.

     Although free cash flow is a non-GAAP financial measure, management believes it is important in evaluating the Company's financial performance and measuring the ability to generate cash without incurring additional external financing. Positive free cash flow generated by a company indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through increased dividends, stock repurchase programs, debt retirements, or a combination of these. Conversely, negative free cash flow indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Based on the seasonality of the Company's business, cumulative free cash flow generally runs negative for the first nine months of the year and turns positive in the fourth quarter. Free cash flow should be considered in addition to, rather than as a substitute for, cash provided by operating activities. The Company's calculation of free cash flow may differ from that used by other companies and therefore comparability may be limited.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               J. C. PENNEY COMPANY, INC.



                                               By: /s/ Robert B. Cavanaugh
                                                 ------------------------------
                                                   Robert B. Cavanaugh
                                                   Executive Vice President,
                                                   Chief Financial Officer




Date:  November 15, 2005

                                  EXHIBIT INDEX

Exhibit Number                    Description

        99.1                      J. C. Penney Company, Inc.
                                  News Release issued November 15, 2005

                                                                    Exhibit 99.1




           JCPENNEY REPORTS THIRD QUARTER EARNINGS OF $0.94 PER SHARE

             Income From Continuing Operations Increases 58 Percent

      Management Raises Fourth Quarter Earnings Guidance to $1.58 Per Share


PLANO, Texas, November 15, 2005 -- J. C. Penney Company, Inc. (NYSE: JCP) third quarter earnings from continuing operations rose to $0.94 per share from $0.50 per share in last year's third quarter. On a dollar basis, income from continuing operations increased 58 percent, to $234 million from $148 million last year. Earnings per share increased primarily as a result of improved operating performance, lower interest expense and the impact of the company's ongoing common stock buyback program, which is now substantially complete.

Myron E. (Mike) Ullman, III, Chairman and Chief Executive Officer said, "We are pleased with our operating performance during the course of 2005, especially in the third quarter, which was a very challenging retail environment. As we enter the fourth quarter, we are well positioned for the holiday selling season. While there are issues impacting the consumer, we know we have a strong and exciting selection of national and private brand merchandise that is supported by compelling and creative marketing programs."

Ullman added, "Customers are reacting positively to changes that we are making to our merchandise, marketing and sales environment, and the performance of our new stores continues to exceed plan. Looking ahead, we are focused on executing our long-range plan and believe that JCPenney is in a favorable position to benefit from industry consolidation. In addition, our financial condition continues to be very strong and provides the flexibility to capitalize on future opportunities."

Operating Results

During the third quarter, comparable department store sales increased 2.5 percent on top of a 2.6 percent increase in last year's period. Sales were positive across the majority of merchandise divisions, and from a regional perspective, the strongest performance continued to be realized from the southeastern and western regions of the country. During the quarter, Direct
(catalog/Internet) sales declined 0.9 percent, compared to a 3.6 percent increase last year. Sales for jcpenney.com increased more than 25 percent in the third quarter on top of a 30 percent increase last year.


Gross margin improved by 110 basis points to 41.8 percent of sales, reflecting improvements in inventory management, seasonal transition and overall flow of merchandise, as well as continued strength in the performance of the company's private brand merchandise. SG&A expense dollars increased with the higher sales volume, and were flat as a percent of sales. SG&A expenses in the third quarter included the previously disclosed one-time credit of approximately $13 million related to the favorable resolution of the Visa Check/MasterMoney Antitrust litigation settlement, which was essentially offset by hurricane related costs.

Operating profit was $401 million, or 8.9 percent of sales, compared with $342 million, or 7.8 percent of sales last year. This represents an increase of 17 percent, or 110 basis points as a percent of sales.

Other Charges and Credits

Net interest expense was $41 million in the third quarter, with interest income benefiting principally from higher short-term interest rates on cash balances. The effective income tax rate for continuing operations was 36 percent, in line with previous guidance.

Financial Condition

As of October 29, 2005, the company had cash investments of $2.0 billion and long-term debt totaled $3.5 billion. Free cash flow is trending higher than recent guidance, principally as a result of improved operating performance. As a result, the company currently expects to generate at least $300 million of free cash flow for the fiscal year.

Capital Structure Repositioning


During the third quarter, the company substantially completed its common stock repurchase program, repurchasing 23.8 million shares of its common stock in open market transactions. In total, the company has repurchased approximately 44 million shares in fiscal 2005 for about $2.2 billion. Since initiating the program in August 2004, the company has repurchased approximately 94 million shares of common stock for about $4.1 billion.


Earnings Guidance

The company currently expects to generate fourth quarter earnings from continuing operations of approximately $1.58 per share. This would result in full year earnings from continuing operations of approximately $3.51 per share, an increase of more than 50 percent from the $2.20 per share earned in 2004, with operating profit exceeding 8 percent of sales.

This guidance reflects low single-digit increases for both comparable department store and Direct (catalog/Internet) sales coupled with improved gross margin and SG&A expense ratios compared with fourth quarter last year. In addition, the company expects net interest expense to be about $42 million for the fourth quarter, based on the current interest rate environment. Average diluted share counts for EPS calculations are expected to be approximately 235 million shares for the fourth quarter and 255 million shares for the full year.

Conference Call/Webcast Details

Senior management will host a live conference call and real-time webcast today, November 15, 2005, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 5717200. The live webcast may be accessed via JCPenney's Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Public Relations
Darcie Brossart; (972) 431-4753; dbrossar@jcpenney.com
Quinton Crenshaw; (972) 431-5581; qcrensha@jcpenney.com


About JCPenney

J. C. Penney Corporation, Inc., the wholly owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of October 29, 2005, J. C. Penney Corporation, Inc. operated 1,017 JCPenney department stores throughout the United States and Puerto Rico. JCPenney is the nation's largest catalog merchant of general merchandise, and jcpenney.com is one of the largest apparel and home furnishings sites on the Internet.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, including the price and availability of oil and natural gas, changes in management, retail industry consolidations, acts of terrorism or war, and government activity. Please refer to the company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date. In addition, non-GAAP terms referenced, such as EBITDA and free cashflow, are defined and presented in the company's 2004 annual report on Form 10-K.


                                      # # #

                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                                   (Unaudited)
                   (Amounts in millions except per share data)

                                                           13 weeks ended                          39 weeks ended
                                                       ----------------------------------   --------------------------------------
                                                         Oct. 29,     Oct. 30,    % Inc.      Oct. 29,      Oct. 30,      % Inc.
                                                           2005         2004      (Dec.)        2005          2004        (Dec.)
                                                       -----------  ----------- ---------   ------------  -----------   ----------

SALES PERCENTAGES:
Comparable department store sales increase                    2.5%         2.6%                     3.0%         6.0%
Direct (Catalog/Internet) sales (decrease)/increase          (0.9)%        3.6%                     3.5%         2.9%

STATEMENTS OF OPERATIONS:
Total net sales                                            $4,479       $4,391       2.0%      $ 12,578     $ 12,141          3.6%
Gross margin                                                1,874        1,789       4.8%         5,084        4,782          6.3%
Selling, general and administrative
   (SG&A) expenses                                          1,473        1,447       1.8%         4,162        4,067          2.3%
                                                       -----------  -----------             ------------  -----------
Operating profit                                              401          342      17.3%           922          715         29.0%
Net interest expense                                           41           68     (39.7)%          130          170        (23.5)%
Bond premiums and unamortized costs                             -           47       N/A             18           47        (61.7)%
Real estate and other income                                   (5)           -       N/A            (41)         (13)         N/A
                                                       -----------  -----------             ------------  -----------
Income from continuing operations
   before income taxes                                        365          227      60.8%           815          511         59.5%
Income tax expense                                            131           79      65.8%           288          178         61.8%
                                                       -----------  -----------             ------------  -----------
Income from continuing operations                          $  234       $  148      58.1%      $    527     $    333         58.3%
                                                       -----------  -----------             ------------  -----------
Discontinued operations, net of income tax
    expense/(benefit) of $-, $-, $28 and $(176)                 -            1       N/A             10         (142)         N/A
                                                       -----------  -----------             ------------  -----------
Net income                                                 $  234       $  149      57.0%      $    537     $    191        100.0% +
                                                       ===========  ===========             ============  ===========
Earnings per share from continuing
   operations - diluted                                    $ 0.94       $ 0.50      88.0%      $   2.01     $   1.10         82.7%

Earnings per share - diluted                               $ 0.94       $ 0.50      88.0%      $   2.05     $   0.64        100.0% +

FINANCIAL DATA:
Ratios as a % of sales:
      Gross margin                                           41.8%        40.7%                    40.4%        39.4%
      SG&A expenses                                          32.9%        32.9%                    33.1%        33.5%
      Operating profit                                        8.9%         7.8%                     7.3%         5.9%
Depreciation and amortization                              $   96       $   89                 $    271    $     257
Effective income tax rate for continuing operations          36.0%        34.9%                    35.4%        34.9%

COMMON SHARES DATA
Outstanding shares at end of period                         232.0        267.0                    232.0        267.0
Average shares outstanding (basic shares)                   246.3        279.2                    259.7        279.8
Average shares used for diluted EPS                         248.6        309.0                    262.3        307.6
Shares repurchased                                           23.8         27.6                     44.0         27.6
Total cost of shares repurchased                           $1,162      $ 1,040                  $ 2,188      $ 1,040


                           J. C. PENNEY COMPANY, INC.
               SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                              (Amounts in millions)

                                                                     Oct. 29,                     Oct. 30,
                                                                       2005                         2004
                                                                    -----------                  ------------
SUMMARY BALANCE SHEETS:
Cash and short-term investments                                       $  2,044                      $  4,541
Merchandise inventory (net of LIFO reserves of $25 and $43)              4,229                         4,207
Other current assets                                                       469                           394
Property and equipment, net                                              3,655                         3,439
Other assets                                                             1,996                         2,058
Assets of discontinued operations                                            -                           250
                                                                    -----------                  ------------
      Total assets                                                    $ 12,393                      $ 14,889
                                                                    ===========                  ============
Accounts payable and accrued expenses                                 $  3,079                      $  3,091
Current maturities of long-term debt                                        15                           603
Current income taxes, payable and deferred                                 119                           103
Long-term debt                                                           3,454                         3,955
Long-term deferred taxes                                                 1,293                         1,291
Other liabilities                                                        1,010                           997
Liabilities of discontinued operations                                       -                           106
                                                                    -----------                  ------------
      Total liabilities                                                  8,970                        10,146
Stockholders' equity                                                     3,423                         4,743
                                                                    -----------                  ------------
      Total liabilities and stockholders' equity                      $ 12,393                      $ 14,889
                                                                    ===========                  ============


                                                                                39 weeks ended
                                                                    -----------------------------------------
                                                                     Oct. 29,                       Oct. 30,
SUMMARY STATEMENTS OF CASH FLOWS:                                      2005                          2004
                                                                    -----------                  ------------
Net cash provided by/(used in):
      Total operating activities                                       $   176 *                     $  (147)(1)*
                                                                    -----------                  ------------
      Investing activities
         Capital expenditures                                             (395)*                        (308)*
         Proceeds from sale of assets                                       28 *                          28 *
         Proceeds from the sale of discontinued operations                 283                         4,666
                                                                    -----------                  ------------
      Total investing activities                                           (84)                        4,386
                                                                    -----------                  ------------
      Financing activities
         Change in debt                                                   (470)                         (850)
         Stock repurchase program                                       (2,161)                       (1,040)
         Other change in stock                                             171                           191
         Dividends paid, preferred and common                             (101)*                        (116)*
                                                                    -----------                  ------------
      Total financing activities                                        (2,561)                       (1,815)
                                                                    -----------                  ------------
Cash (paid for) discontinued operations                                   (136)                         (847)(2)
                                                                    -----------                  ------------
Net (decrease)/increase in cash and short-term investments              (2,605)                        1,577
Cash and short-term investments at beginning of period                   4,649                         2,964
                                                                    -----------                  ------------
Cash and short-term investments at end of period                       $ 2,044                       $ 4,541
                                                                    ===========                  ============

(1)   Included a voluntary $300 million, or $190 million after tax, contribution to the Company's pension plan.
(2)   Included an income tax payment of $624 million relating to the taxable gain on the sale of Eckerd.

* Component of free cash flow, a non-GAAP measure. Free cash flow was $(292) million and $(543) million for the 39 weeks ended 10/29/05 and 10/30/04, respectively.